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                                                                    Exhibit 10.5


                              EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") dated as of March 1, 2000 is between PowerChannel Holdings, Inc., a Delaware corporation ("PowerChannel" or "Company") and Michael D. Preston ("Executive").

                                    Recitals

Whereas Executive is a key employee of PowerChannel.

Whereas Company desires to encourage Executive to remain in the service of PowerChannel.

                                    Agreement

NOW, THEREFORE, the parties agree as follows:

1. Definitions. As used in this agreement the following terms have the following meanings:

(a)    "Board," means the board of directors of PowerChannel.

(b) "Cause" means a material breach of this agreement by Executive or the willful and continued failure by Executive to substantially perform his duties to the Company (not including any such failure resulting from his incapacity due to physical or mental illness. Mere general dissatisfaction with the performance of Executive's duties shall not constitute Cause. Factors that may constitute cause include, without limitation: (i) actual fraud, embezzlement or intentional misconduct which has caused demonstrable and serious injury to the Company; or (ii) any conviction of or failure to contest prosecution for a felony. Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution adopted by the Board at a meeting of the Board (after reasonable notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board Executive was guilty of conduct set forth in the preceding paragraph and specifying the particulars thereof in detail.

(c) "Change in Control" means any (1) consolidation or merger of PowerChannel in which PowerChannel is not the continuing or surviving corporation or pursuant to which Common Shares are converted into cash, securities or other property, other than a consolidation or merger of PowerChannel in which the holders of the Common Shares immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger; or (2) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all, or substantially all, of the assets of PowerChannel; or (3) an amount of common stock of PowerChannel greater than 30% being owned by a single entity other than existing shareholders of PowerChannel as of the date hereof.

(d)    "Code" means the Internal Revenue Code of 1986, as amended.

(e)    "Common Shares" means the share of common stock of PowerChannel.

(f)    "Confidential Information" has the meaning set forth in Section 6(a).

(g) "Company" or "PowerChannel" means PowerChannel Holdings, Inc., its subsidiaries, affiliates and related companies.

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(h)    "Good Reason" shall mean, without Executive's consent, any of the following:

       (1) The assignment to Executive of any duties inconsistent with Executive's position and duties with the Company on the date hereof; a substantial alteration in the nature of Executive's responsibilities from those in effect on the date hereof; or the failure to provide Executive with substantially the same perquisites as he has on the date hereof, including but not limited to an office and appropriate support services.

       (2)    A reduction in Executive's Base Compensation.

       (3) Executive is not retained as the chief executive and a director of Company reporting to the Board.

       (4)    A material breach of this Agreement by Company; or

       (5) Any purported termination of Executive's employment by the Company which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 2(h); and, if applicable,
              Section 2(g)(4); and for the purposes of this Agreement, no such purported termination shall be effective.

(i) "Person" means an individual, partnership, corporation, limited liability company or other entity.

2.     Employment

(a) Term of Employment: The Company shall employ Executive as provided in this Section 2. The initial term shall be commenced on March 1, 2000, and continue for three years terminating on February 28, 2003 and continue thereafter for successive one-year terms (the initial three-year term and each one-year term thereafter, collectively the "Term"), unless either Company or Executive gives notice to the other at least twelve (12) months in advance of the expiration of the current term that it wishes to terminate this Agreement, in which event this Agreement shall terminate as of the end of such term, unless earlier terminated as hereafter provided in accordance with Section 2(g).

(b) Duties of Executive. In accepting employment by the Company, Executive shall undertake and assume the responsibility of performing for and on behalf of the Company the duties ordinarily and customarily performed by the Chief Financial Officer of the company and Board member subject to such reasonable changes in duty and such additional duties as shall be determined by the Board of Directors at any time and from time to time and any other duties undertaken or accepted by Executive consistent with his position.

(c) Best Efforts. Executive covenants and agrees that at all times during the period he is employed by the Company under this Section 2, he shall devote his full-time efforts to his duties as an employee of Company. Executive further covenants and agrees that he will not, directly or indirectly, engage or participate in any other employment in conflict with the best interests of the Company. However, that the foregoing shall not preclude Executive from engaging in charitable and community affairs, or participating as a director of a non competing business company, or managing his personal investments.

(d) Compensation and Benefits. In consideration of the services to be rendered by Executive during the term of his employment under Section 2, Executive shall be entitled to:

       (1) Base Compensation is in the amount of Two-hundred thousand dollars ($200,000) per year. Executive shall receive equal monthly payments.

       (2) Company may elect to pay a temporary reduced amount of Base Compensation under the following formula:

              (i) One-hundred twenty thousand dollars per year from the date hereof until the earlier of April 30, 2000 or when PowerChannel Europe receives ten-million dollars in financing or investment.

              (ii) One Hundred Seventy-Five thousand dollars per year from the date as determined in 2(d)(2)(i) above until the earlier of September 30, 2000 or when


  PowerChannel Holdings, Inc. - James B. Gambrell IV - Executive Employment
                          Agreement - March 1, 2000
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                     PowerChannel Holdings, Inc, (including any majority-owned
                     subsidiary) receives four-million dollars in net financing, debt or investment.

              (iii)  Two-hundred thousand dollars per year there-after.

       (3)    An Annual bonus in an amount as determined by the Board.

       (4)    Stock Options as set forth in Section 4 Stock Options.

       (5)    Business Class air travel & accommodations.

       (6)    Car allowance of $1,000 per month.

       (7) Annual deferred compensation matching amounts contributed by employee to a retirement plan of his choosing for 10% of Base Compensation.

       (8) The medical and dental coverage and similar benefits provided as of the date hereof or may be adopted by the consent of the Board at some future date.

       (9) Life, Death and Disability Insurance equal to a minimum of five times Executive's Base Compensation.

(e) Vacation. Executive shall be entitled to four weeks paid vacation per year. Vacation time accrues at the rate of one week for each three months employment completed. Unused vacation shall accrue from year for one year. As of the date hereof, Executive is provided with 2 weeks accrued vacation for work already completed to date.

(f) Ownership of Creative Works. The Company shall be the sole author of all of the works made by Executive within the scope of his employment, and the Company shall own the copyright in such works and all of the rights comprised in the copyright of such works.

(g) Termination of Employment. Except with respect to any Base Compensation, Bonus or vested stock options or grants that are due and payable to and as provided in Section 2, notwithstanding any other provisions of this Agreement, employment of Executive and the rights and obligations of the parties under Section 2, 3 and 4 shall terminate upon:

       (1)    Executive's death

       (2) The mutual agreement of Executive and Company, including, without limitation, the expiration of the term of employment after notice as described in Section 2(a)(2).

       (3)    The election of Company other than for Cause.

       (4)    The election of Company for Cause.

       (5)    The election of Executive for Good Reason.

(h) Notice of Termination. Any purported termination by Executive or Company pursuant to this Agreement shall be communicated by written Notice of Termination to the other party hereto. For the purposes of this Section 2, a "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Section 2 relied upon and, if
       Section 2(g)(4) or (5) is relied upon, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under that section.

(i)    Payments Upon Termination of Employment.

       (1)    In General. Upon termination of Executive's employment under this
              Section 2, Executive shall be entitled to payment of all arrearages of Base Compensation, including unpaid vacation in accordance with this Agreement as of the Date of Termination of Employment. "Date of Termination of Employment" shall mean (A) if Executive's employment is terminated due to Executive's death, the date of death; (B) of Executive's employment is terminated by mutual agreement or by expiration, the date as agreed or the date of expiration; (C) if Executive's employment is terminated pursuant to Section 2(g)(3) or (4) or (5), the date specified in the Notice of Termination.

       (2) Other than For Cause. In the event of termination pursuant to Section2(g)(2)(3) or (5), Executive shall be entitled to the salary, bonus, stock options and employment benefits described


  PowerChannel Holdings, Inc. - James B. Gambrell IV - Executive Employment
                          Agreement - March 1, 2000
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              in Section 2(d) through the later of the expiration of the term of employment or the date twelve (12) months after the Date of Termination of Employment. Such salary, bonus, stock options and benefits shall be paid, in lump sum, to Executive immediately after the Date of Termination of Employment.

(j) Resignation Upon Termination of Employment. In the event of termination of Executive's employment under this Section 2 other than by the death of Executive, Executive agrees to and hereby does, resign from all positions held in the Company, including without limitation any position as director, officer, agent, trustee or consultant of the Company.

3.     Appointment for PowerChannel Europe plc

PowerChannel and Executive agree that Executive will also act as the Chief Financial Officer of PowerChannel Europe plc, which is a partially owned and controlled related company. Executive will not receive any additional cash compensation for these duties, even though PowerChannel Europe may be paying a portion or all of Executive's compensation in a cost sharing arrangement with PowerChannel Holdings, Inc. However, PowerChannel agrees to pay all expenses related to carrying out Executive's duties at PowerChannel Europe plc - including, but not limited to paying the reasonable cost of housing and travel arrangements for regular return visits to the U.S., living expenses and any additional tax burdens. This appointment is a long term temporary assignment and the Executive may be eventually replaced by another executive able to devote all of their time and energy to the post. No change in this temporary assignment to PowerChannel Europe plc shall trigger any termination provisions contained herein.

4.     Stock Options

(a) A STOCK OPTION for a total of Six Hundred Thousand (250,000) shares Of Stock of PowerChannel Holdings, Inc is hereby granted to Executive.

(b) The exercise price as determined by the Board of Directors of the Company is One and 00/100 Dollars ($1.00) per share.

(c) One-quarter of the share options will vest six months from the date hereof and one quarter shall vest twelve months from the date hereof. One quarter will vest eighteen months from the date hereof with the remainder vesting twenty four months from the date hereof. This Option may be exercised within ten (10) years from the date of its grant.

(d) This Option may not be exercised if the issuance of shares of Stock of the Company upon such exercise would constitute a violation of any applicable Federal or State securities or other law or valid regulation. The Executive, as a condition to the exercise of this Option, shall represent to the Company that the shares of Stock of the Company that the Executive acquires under this Option are being acquired by the Executive for investment and not with a present view to distribution or resale, unless counsel for the Company is then of the opinion that such a representation is not required under the securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency.

(e) This Option may not be transferred in any manner other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Executive only by the Executive. The terms of this Option shall be binding upon the executors, administrators, heirs, successors, and assigns of the Optionee.

(f) In the event of a merger, consolidation, reorganization, stock dividend, stock split, or other change in corporate structure or capitalization affecting the common shares of Company, an appropriate adjustment shall be made in the number of shares available to Executive and in the number, kind, exercise price, etc., of shares subject to options granted hereunder.

(g) In the event of a Change of control of the Company, all options granted hereunder shall immediately vest.

5.     Additional Payments by the Company


  PowerChannel Holdings, Inc. - James B. Gambrell IV - Executive Employment
                          Agreement - March 1, 2000
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Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution by the Company to or for the benefit of the Executive would be subject to the excise tax imposed by Section 4999 of the Code or any corresponding provisions of state or local tax laws as a result of payment upon a change of control, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments.

6.     Non-disclosure Covenants

(A) Access to Confidential Information. During the term of his employment by The Company, Executive has had and will continue to have access to certain confidential Information of the Company regarding marketing plans, business plans and customer lists for various products and services marketed by the Company. All of this information, including information to be created by the Company during the term of employment is referred to as the "Confidential Information." The Confidential Information includes information previously disclosed, and information to be disclosed in the future, to Executive by the Company.

(B) Need for Secrecy. The Company regards all of the Confidential Information to be its trade secrets and requires that the Confidential Information remain secret. Executive agrees that the Confidential Information must remain secret so that the Company will be able to satisfactorily market its products and services.

(C)    Intentionally Left Blank

(D) Consideration. Executive is entering into this Agreement in exchange for the Base Compensation, bonuses, Stock Options and other rights granted under this Agreement and in consideration for past and future disclosures of the Confidential Information by the Company.

(E)    Nondisclosure. Executive agrees that:

       (1)    He will not disclose the Confidential Information to others;

       (2) He will not use the Confidential Information for any reason except to perform his duties to the Company;

       (3) He will not copy or otherwise reproduce or make available any documents containing any of the Confidential Information, or show such documents to others, except for employees or consultants who have a need to know of the Confidential Information;

       (4) He will not inform others that the Confidential Information is known to or used by the Company;

       (5) He will treat the Confidential Information with the same degree of care that he treats his own most valuable trade secrets, but he will at least take steps to maintain the secrecy of the Confidential Information (including restricting physical access to the Confidential Information); and

       (6) Prior disclosures of the Confidential Information to Executive by the Company shall be deemed to be covered by this Agreement.

(F) Disclosure of Confidential Information. Executive agrees to disclose all the Confidential Information (including, without limitation, all customer lists and contacts for products and services marketed by the Company) to Company in writing within ten (10) days after being


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                          Agreement - March 1, 2000
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       requested to do so by Company after termination or expiration of his employment relationship with the Company.

(G) Return of All Materials. Executive agrees that on termination or expiration of his employment with the Company, Executive will deliver, upon request, all copies and originals of documents, CD-ROMS, diskettes, tapes and other materials containing or referring to the Confidential Information, in his possession or control. Executive will also erase and write over all Confidential Information form all his computers and his other information storage devices and media, or deliver such devices or media to Company.

(H) Equitable Relief. Executive agrees that, because of his knowledge of, and access to, the Confidential Information, the Company would suffer irreparable injury not compensable in money damages if /employee breaches the non-disclosure provisions of section 6(e). For these and other reasons, Executive agrees that the Company may institute actions or proceedings to specifically enforce these non-disclosure provisions and to enjoin any actual or threatened violation of such provisions, including (without limitation) actions or proceedings for temporary, preliminary and permanent injunctions. Executive specifically agrees that the Company shall be entitled to permanent injunctions against any use of the Confidential Information in violation of this. With respect to any such actions or proceedings, Executive hereby waives any defense that an adequate remedy exists and any requirements that the Company prove damages or furnish any bond or other security. The rights of the Company to seek injunctive and other equitable relief shall be cumulative and not exclusive and shall be in addition to any other remedies that any of them may have.

(I) Attorneys' Fees. Executive shall reimburse the Company for its reasonable attorneys' fees and other expenses as are incurred to induce or compel the performance of the obligations of Executive under this Section 6, whether suit is brought or not.

(J) Survival of Covenants. The provisions of this Section 6 shall survive the termination of the rights and obligations of the parties under Section 4, and the termination or expiration of the employment or business relationship between Executive and the Company whether under Section 2 or otherwise, and shall only terminate or expire with respect to those portions of the Confidential Information that may become publicly known through no act or omission of Executive.

7.     Default

If Powerchannel materially defaults on any portion of this agreement and has not cured such default within five business day or if any monetary default goes uncured for ten business days then Executive may terminate this agreement by his election for Good Cause and provisions of Section 6 shall not survive such termination.

8.     Indemnification.

Company shall defend, indemnify, and hold harmless Executive and its estate, successors and assigns from and against all claims, suits, costs, damages, judgments, attorneys' fees, license fees, settlement or expenses incurred, claimed, obtained, or sustained by third parties because of or with relation to Executive's employment, Board duties or other association or duties with Company. This indemnification shall be to the fullest extent permitted by law and shall survive termination or expiration of this Agreement.

9.     Miscellaneous

(a) Arbitration. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in New York City, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association (or other form of arbitration proceedings with respect to which the parties agree in writing). The award rendered in


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                          Agreement - March 1, 2000
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       arbitration will be final and binding on the parties thereto, and judgment upon the award may be entered by any court having jurisdiction thereof.

(b) Severability. The provisions of this Agreement, including particularly but not solely, the provisions of Section 6, shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity and enforceability of the other provisions. If it any time appears that any right or obligations provided by this Agreement is invalid or unenforceable, the parties will use all reasonable efforts to agree upon modifications of this Agreement as may be required to make any such provisions valid or enforceable and as may be equitable to the parties.

(c) Waiver. The waiver of any breach under this Agreement may be effected only by written instrument signed by the waiving party an shall not constitute a waiver of any other breach. Any failure by any party to insist upon the strict performance by the other of any of the terms and provisions hereof and such party, notwithstanding any such failure, shall have the right thereafter to insist upon strict performance by the other of any and all of the terms and provisions of the Agreement to be performed by the other.

(d) Notice. Any notice to Company provided for in this agreement shall be addressed to it in care of the chairman of the Board & Secretary at its office 20 Squadron Blvd., STE 210, New City, NY 10956 and any notice to Executive shall be addressed to Executive at the current address shown on the payroll records of the Company. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

(e) Entire Agreement. This Agreement is the entire agreement between the parties with respect to the subject matter hereof. No supplement, modification or amendment of this agreement shall be binding unless executed in writing by the parties.

(g) Governing Law. The validity, construction, interpretation and effect of this Agreement shall exclusively be governed by and determined in accordance with the law of the State of New York.

(h) Counterparts; Delivery by Telecopy. This Agreement may be executed in counterpart and delivered by telecopy.


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.



Company                                 Executive
PowerChannel Holdings, Inc.             Michael D. Preston


  PowerChannel Holdings, Inc. - James B. Gambrell IV - Executive Employment
                          Agreement - March 1, 2000
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